Exhibit 5.1 and 23.2

CD FARBER LAW CORPORATION,
A British Columbia Law Corporation

February 15, 2007

Suite 2602 – 1111 Beach Ave
Vancouver, British Columbia
V6E 1T9
Tel: (604) 608-4226
Fax: (604) 608-4223

Gentlemen:

In connection with the Registration Statement on Form S-8, being filed by Alternet Systems, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 10,000,000 shares of the Company's Common Stock offered under the Company's Stock Plan for Employees, Directors and Consultants (the "Plan"), we are of the opinion that:

1. The Company is a validly organized and existing corporation under the laws of the State of Nevada;

2. All necessary corporate action required to be taken at this time has been duly taken to authorize the establishment of the Plan and the issuance of 10,000,000 shares of the Company's Common Stock under the Plan; and

3. The shares of the Company's Common Stock, when issued in accordance with the Plan, will be legally issued, fully paid and non-assessable shares of the Common Stock of the Company.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement referred to above.

Very truly yours,

/S/ Christopher D. Farber

CD FARBER LAW CORPORATION